Exhibit 99.1

News Release

Abbott completes acquisition of Exact Sciences

•	Establishes Abbott as a leader in fast-growing cancer screening and diagnostics segments
•	Advances Abbott’s mission to make healthcare more accessible and give people more control over their health

ABBOTT PARK, Ill., March 23, 2026— Abbott (NYSE: ABT) today announced it has completed the acquisition of Exact Sciences, establishing Abbott as a leader in fast-growing cancer screening and diagnostics segments and enabling the company to serve millions of additional people.

“Abbott’s global scale, track record of operational and commercial excellence and work with healthcare systems around the world will expand access to important tools for early cancer detection and personalized treatments,” said Robert B. Ford, chairman and chief executive officer, Abbott. “With the legacy and deep expertise of the Exact Sciences team, we’re ready to transform cancer care.”

Pursuant to the terms of the merger agreement, upon completion of the acquisition, Exact Sciences became a wholly owned subsidiary of Abbott. As a result of the completion of the acquisition, March 20, 2026 was the last day of trading of Exact Sciences shares on the Nasdaq Stock Market.

Strategic fit

The transaction positions Abbott to advance diagnostics that are more preventative, predictive and personalized while expanding the company’s presence in one of the fastest-growing areas of healthcare as global cancer incidence continues to rise. It also adds a new growth vertical to Abbott’s already high-single-digit growth expectations, establishing leadership in the fast-growing $60 billion U.S. cancer screening and precision oncology diagnostics segments.

Industry-leading offerings and pipeline

Abbott now has a comprehensive suite of products and differentiated pipeline focused on the early detection of cancer and supporting personalized treatments. This includes the Cologuard® test, a market-leading noninvasive colorectal cancer screening option; Oncotype DX®, which informs personalized treatment decisions for patients with early-stage breast cancer; Oncodetect®, a tumor-informed molecular residual disease (MRD) test to help identify cancer recurrence and guide follow-up care; and Cancerguard®, a multi-cancer early detection blood test.

Abbott also adds a leading pipeline of next-generation cancer screening and diagnostics designed to detect cancer even earlier, optimize treatment decisions and enable regular monitoring to help people stay healthy and better manage the disease.

About Abbott

Abbott is a global healthcare leader that helps people live more fully at all stages of life. Our portfolio of life-changing technologies spans the spectrum of healthcare, with leading businesses and products in diagnostics, medical devices, nutritionals and branded generic medicines. Our 122,000 colleagues serve people in more than 160 countries. Connect with us at abbott.com and on LinkedIn, Facebook, Instagram, X and YouTube.

Forward-Looking Statements

This communication contains forward-looking statements about, among other things, the acquisition of Exact Sciences by Abbott. Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, the following: the ability of Abbott to successfully integrate Exact Sciences’ operations; the ability of Abbott to implement its plans, forecasts and other expectations with respect to Exact Sciences’ business after the completion of the transaction; and risks related to the ability of Abbott to realize the anticipated synergies and benefits of the transaction, including the possibility that the expected synergies and benefits from the transaction will not be realized or will not be realized within the expected time period.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Abbott and Exact Sciences described in the “Risk Factors” section in each of Abbott’s Annual Report on Form 10- K for the year ended December 31, 2025, and Exact Sciences’ Annual Report on Form 10-K for the year ended December 31, 2025, respectively, and their respective other reports filed with the SEC. Free copies of these documents may be obtained from the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Abbott undertakes no obligation, and does not intend, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments or otherwise, except as required by law.

Abbott Media: Scott Stoffel, (224) 668-5201 Abbott Financial: Michael Comilla, (224) 668-1872

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